EXHIBIT 1.02

STANLEY BLACK & DECKER, INC.
Conflict Minerals Report
For The Year Ended December 31, 2021

This report for the year ended December 31, 2021 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”).

1.    Overview

Stanley Black & Decker, Inc. ("the Company") is a diversified global provider of hand tools, power tools, outdoor products and related accessories, engineered fastening systems and products, and services and equipment for oil & gas and infrastructure applications. The Company manufactures products for which tin, tantalum, tungsten and gold ("3TG minerals" or "conflict minerals") are necessary to the functionality or production of those products and which otherwise constitute products under the Rule.

In accordance with the Rule, the Company conducted a good faith reasonable country of origin inquiry ("RCOI") that was reasonably designed to determine whether any of the 3TG minerals in the Company's products originated in the Democratic Republic of the Congo (the "DRC") or Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia ("adjoining countries"), or were from recycled or scrap sources. Based on the Company's RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products originated in the DRC or adjoining countries and may not have been from recycled or scrap sources. Accordingly, the Company exercised due diligence to determine the source and chain of custody of these 3TG minerals. The Company's due diligence was designed to materially conform to the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016) and the related Supplements for gold and for tin, tantalum and tungsten. A description of the Company's RCOI and due diligence measures is set forth in this report.

Product Description
The Company’s operations are classified into two reportable business segments: Tools & Outdoor and Industrial.

Tools & Outdoor

The Tools & Outdoor segment is comprised of the Power Tools Group ("PTG"), Hand Tools, Accessories & Storage ("HTAS"), and Outdoor Power Equipment ("Outdoor") businesses.
The PTG business includes both professional and consumer products. Professional products include professional grade corded and cordless electric power tools and equipment including drills, impact wrenches and drivers, grinders, saws, routers and sanders, as well as pneumatic tools and fasteners including nail guns, nails, staplers and staples, concrete and masonry anchors. Consumer products include corded and cordless electric power tools sold primarily under the BLACK+DECKER® brand, and home products such as hand-held vacuums, paint tools and cleaning appliances.
The HTAS business sells hand tools, power tool accessories and storage products. Hand tools include measuring, leveling and layout tools, planes, hammers, demolition tools, clamps, vises, knives, saws, chisels and industrial and automotive tools. Power tool accessories include drill bits, screwdriver bits, router bits, abrasives, saw blades and threading products. Storage products include tool boxes, sawhorses, medical cabinets and engineered storage solution products.

The Outdoor business primarily sells corded and cordless electric lawn and garden products, including hedge trimmers, string trimmers, lawn mowers, pressure washers and related accessories, and gas powered lawn and garden products, including lawn tractors, zero turn ride on mowers, walk behind mowers, snow blowers, residential robotic mowers, utility terrain vehicles (UTVs), handheld outdoor power equipment, garden tools, and parts and accessories to professionals and consumers under the DEWALT®, CUB CADET®, BLACK+DECKER®, CRAFTSMAN®, TROY-BILT®, and HUSTLER® brand names.
On December 1, 2021, the Company acquired the remaining 80 percent ownership stake in MTD Holdings Inc. ("MTD"), a privately held global manufacturer of outdoor power equipment. The Company previously acquired a 20 percent interest in MTD in January 2019. MTD designs, manufactures and distributes lawn tractors, zero turn ride on mowers, walk behind mowers, snow blowers, residential robotic mowers, handheld outdoor power equipment and garden tools for both residential and professional consumers under well-known brands like Cub Cadet® and Troy-Bilt®. The results of this acquisition have been consolidated into the Company's Tools & Outdoor segment and will be included in the Company's due diligence procedures in 2022.
On November 12, 2021, the Company acquired Excel Industries ("Excel"). Excel is a leading designer and manufacturer of premium commercial and residential turf-care equipment under the brands of Hustler Turf Equipment® and BigDog Mower Co®. The results of this acquisition have been consolidated into the Company's Tools & Outdoor segment and will be included in the Company's due diligence procedures in 2022.
Industrial

The Industrial segment is comprised of the Engineered Fastening and Infrastructure businesses.

The Engineered Fastening business primarily sells highly engineered components such as fasteners, fittings and various engineered products, which are designed for specific application across multiple verticals. The product lines include externally threaded fasteners, blind rivets and tools, blind inserts and tools, drawn arc weld studs and systems, engineered plastic and mechanical fasteners, self-piercing riveting systems, precision nut running systems, micro fasteners, high-strength structural fasteners, axel swage, latches, heat shields, pins and couplings.

The Infrastructure business consists of the Attachment Tools and Oil & Gas product lines. Attachment Tools sells hydraulic tools and high quality, performance-driven heavy equipment attachment tools for off-highway applications. Oil & Gas sells and rents custom pipe handling, joint welding and coating equipment used in the construction of large and small diameter pipelines and provides pipeline inspection services.

In February 2020, the Company acquired Consolidated Aerospace Manufacturing, LLC ("CAM"), an industry-leading manufacturer of specialty fasteners and components for the aerospace and defense markets. The results of this acquisition have been consolidated into the Company's Industrial segment and were included in the Company's due diligence procedures in 2021.
Pending Sale of Mechanical Access Solutions ("MAS")
In April 2022, the Company announced that it had reached a definitive agreement for the sale of its automatic doors business to Allegion plc. The sale is subject to regulatory approval and other customary closing conditions.
Pending Sale of Convergent Security Solutions ("CSS")
In December 2021, the Company announced that it had reached a definitive agreement for the sale of most of its Security assets to Securitas AB. The proposed transaction includes the Company's CSS business comprising of commercial electronic security and healthcare businesses. The transaction does not include the Company's automatic doors business. The sale is subject to regulatory approvals and other customary closing conditions.

This report primarily covers the businesses and their products described above except for those which were determined to be out-of-scope of the Rule, primarily CSS and Oil & Gas.

Supply Chain

The Company both manufactures and contracts to manufacture its products described above, as well as components and raw materials for those products. Some of those products may be manufactured using 3TG minerals which are procured globally and from multiple suppliers who are several tiers away from the origin of and smelters of their raw materials. As such, the Company does not typically have a direct relationship with smelters and refiners of 3TG minerals. Additionally, the Company’s size, complexity of its products, and the depth, breadth and constant evolution of its supply chain, make it difficult to identify sub-tier suppliers from its direct suppliers, and therefore, the Company is reliant upon its direct suppliers to provide information on the origin of 3TG minerals contained in components and materials purchased. The Company’s suppliers are similarly reliant upon information provided by their suppliers and therefore face similar challenges to obtaining origin information. Additionally, many of the Company’s suppliers and its suppliers’ suppliers are foreign and not directly subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”).

Conflict Minerals Policy

The Company adopted the following Conflict Minerals Policy:

Stanley Black & Decker is committed to conducting business in an ethical, law abiding manner. This includes our commitment to not only comply with all applicable laws and regulations but also to operate our business on a foundation of integrity, trust and respect throughout our supply chain. Along with governmental and non-governmental organizations, civil society and affected third parties, we are concerned about the potential human rights issues, such as forced labor, inhumane or cruel treatment, and child labor, associated with the mining of Conflict Minerals (defined as tin, tungsten, tantalum and gold) which are occurring in the Democratic Republic of Congo ("DRC") and adjoining countries (“DRC region”).

Stanley Black & Decker is cognizant of our obligations under Section 1502 of the Dodd-Frank Act and is working with our suppliers to meet the due diligence and reporting requirements of Section 1502. As part of this process, we are helping our suppliers understand the due diligence steps they can take to investigate the source of any Conflict Minerals in the products they sell us. If, based on our due diligence, we determine there is a reasonable risk that Conflict Minerals in our products may be directly or indirectly linked to the financing of conflict in the DRC region, we will determine an appropriate course of action based on the facts and circumstances relating to the affected products. Such action may include, but is not limited to, the suspension or termination of our relationship with particular suppliers.

Determining whether all products sold by Stanley Black & Decker are Conflict Free is a time consuming and difficult process. We manufacture and distribute thousands of products, many of which contain, or may contain, the minerals that have been defined as Conflict Minerals. We source the raw materials and component parts for the products we manufacture, as well as finished products, from thousands of other companies around the world. Stanley Black & Decker is and has been working with our suppliers to educate them regarding Stanley Black & Decker’s disclosure obligations under the Dodd-Frank Act and concerning steps they can take to obtain increased transparency regarding the origin of minerals contained in the products they supply to us.

Stanley Black & Decker has the following expectations of its suppliers:

•suppliers should identify any products sold to Stanley Black & Decker that contain any Conflict Minerals which are not DRC Conflict Free;
•suppliers should develop Conflict Minerals policies, due diligence frameworks, and management systems that are designed to prevent Conflict Minerals that are not DRC Conflict Free from being included in the products sold to Stanley Black & Decker; and
•Stanley Black & Decker suppliers should source Conflict Minerals only from sources that are DRC conflict free.

In doing so, suppliers are expected to:

•implement and communicate to their personnel and suppliers policies that are consistent with this policy, and require their direct and indirect suppliers to do the same;
•put in place procedures for the traceability of Conflict Minerals, working with their direct and indirect suppliers as applicable;
•use reasonable efforts to source Conflict Minerals from smelters and refiners validated as being DRC Conflict Free, and require their direct and indirect suppliers to do the same;
•advise Stanley Black & Decker of any determination that the supplier either has concluded or has a reasonable basis to believe the products it currently sells or has sold to Stanley Black & Decker are not DRC Conflict Free;
•maintain reviewable business records supporting the source of Conflict Minerals; and
•from time to time, at Stanley Black & Decker's request, provide Stanley Black & Decker with information concerning the origin of Conflict Minerals included in products sold to Stanley Black & Decker, which Stanley Black & Decker shall be entitled to use or disclose in satisfying any legal or regulatory requirements or in any customer or marketing communications, notwithstanding the terms of a confidentiality agreement that do not specifically reference this paragraph.

Suppliers also are encouraged to support industry efforts to enhance traceability and responsible practices in Conflict Minerals supply chains.

Consequences of Supplier Noncompliance

Stanley Black & Decker evaluates its relationships with its suppliers on an ongoing basis. Stanley Black & Decker reserves the right to evaluate the extent to which a supplier has failed to reasonably comply with this policy. Stanley Black & Decker also reserves the right to request additional documentation from suppliers regarding the origin of any Conflict Minerals included in any products sold to Stanley Black & Decker.

Suppliers who do not reasonably comply with this policy shall be reviewed by Stanley Black & Decker’s Global Supply Management ("GSM") organization for future business.

In the event Stanley Black & Decker determines that the supplier’s efforts to comply with this policy have been deficient and the supplier fails to cooperate in developing and implementing reasonable remedial steps, Stanley Black & Decker reserves the right to take appropriate actions up to and including discontinuing purchases from the supplier. Nothing in this policy is intended to in any way grant any additional rights or expectations to any Stanley Black & Decker supplier or in any way modify or otherwise limit in any way any of Stanley Black & Decker's contractual or legal rights.

Grievance Mechanism and Reporting

Our employees, suppliers and other parties can report concerns and alleged violations of this policy as follows:

(i)     Write us at Stanley Black & Decker: Stanley Black & Decker, Inc., Attn: Conflict Minerals Steering Committee, 1000 Stanley Drive, New Britain, CT 06053
(ii)     E-mail us at: sbd_strategic_sourcing@sbdinc.com
(iii)     Call us at: 877-795-2358

Reports can be made anonymously and will be kept confidential to the fullest extent practicable and allowed by law.

We will not take any retaliatory action against our employees, suppliers or other parties who make a report in good faith. Our suppliers are encouraged to contact sbd_strategic_sourcing@sbdinc.com if they wish to seek guidance on the application of this policy.

Conclusion

Stanley Black & Decker fully understands the importance of this issue to its customers and is committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that work towards a DRC Conflict Free supply chain. We encourage all of our suppliers to likewise support these efforts.

This policy is publicly available at www.stanleyblackanddecker.com/investors under the Corporate Governance section.

RCOI

Prior to conducting the Company's RCOI, the Company performed a risk-based assessment of its products for components and/or raw materials which were most likely to contain 3TG minerals. The Company required direct suppliers of those components and/or raw materials to complete a supply chain survey through a third-party compliance tool that uses the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

The Company's escalation process for suppliers who were delinquent in responding to the Company's survey by the specified date included:
•Two non-system generated emails
•Direct phone call(s) from GSM supplier owner
•Direct phone call(s) from Conflict Mineral Working Group member
•Weekly pulsing calls between GSM supplier owners and Conflict Mineral Working group member to update on response status

Smelters and refiners identified in the survey responses were aggregated and then validated against the RMI's Standard Smelter List, and once validated, against the RMI's Responsible Minerals Assurance Process (“RMAP”) to determine conformance status. RMAP conformant smelters and refiners were then validated against the RMI’s RCOI Data Document to determine country of origin information for the minerals being processed by the smelters and refiners.

Based on the suppliers' responses to the RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries and may not have been from recycled or scrap sources.

2.    Due Diligence

2.1    Design of Due Diligence

The Company's due diligence measures are designed to materially conform with the Organisation for Economic Co-operation and Development ("the OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016) and the related Supplements for gold and for tin, tantalum and tungsten (collectively "the OECD Guidance").

OECD Step 1: Establish Strong Company Management Systems

Company Policy

The Company has a Conflict Mineral Policy which is posted on its website at www.stanleyblackanddecker.com/investors under the Corporate Governance section.

Internal Team

The Company has a Steering Committee sponsored by the Company’s President and Chief Financial Officer, as well as a Working Group. Members of the Steering Committee and Working Group are subject matter experts from relevant functions such as Global Supply Management, Sustainability, Finance and Legal. The Steering Committee is responsible for oversight of the Company’s conflict minerals compliance strategy and due diligence process, monitoring the due diligence progress, ensuring communication of critical information reaches employees and suppliers, and ensuring the timely and accurate filing of this report. The Working Group is charged with implementation of the Company's policy, conducting due diligence, communications to suppliers and others, and reporting its progress to the Steering Committee on a regular basis.

System of Controls and Transparency Over the Supply Chain

The Company surveys its supply chain utilizing a third-party compliance tool that models the RMI's Conflict Minerals Reporting Template (“the CMRT”). The CMRT is a supply chain survey designed to gather information from a company's suppliers to determine whether any of the components and/or raw materials provided to the Company originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

Supplier Engagement

The Company's Conflict Mineral Policy is posted on its supplier portal for all suppliers to access. Additionally, the Company's supplier Master Purchase Agreements include a Conflict Minerals provision which requires its suppliers to provide information necessary to allow the Company and its customers to comply with the provisions of the Dodd-Frank Act and explicitly gives the Company the rights to audit the supply chain and terminate arrangements with suppliers who are unwilling or unable to comply. As the specific Conflict Minerals provision was introduced into supplier Master Purchase Agreements several years ago, the majority of the Company's agreements contain this provision. As older agreements come up for renewal, the Conflict Minerals provision is introduced into new agreements. While the Company cannot unilaterally impose new contract terms, including those that would compel its suppliers to support the Company's conflict minerals due diligence efforts, all Master Purchase Agreements contain a compliance with laws clause which provides for the Company’s suppliers to abide by directives from the Company to be in compliance with applicable laws. The Company does not knowingly engage new suppliers who are not in compliance with the Company's Conflict Mineral policy.

Grievance Mechanism

The Company has an established grievance mechanism for reporting violations of the Company’s policies.

Maintain Records

The Company maintains Conflict Mineral related information in accordance with its record retention policy.

OECD Step 2: Identify and Assess Risk in the Supply Chain

The Company performs a risk-based assessment of its products for components and/or raw materials which are most likely to contain 3TG minerals and surveys suppliers of those components and/or raw materials using the CMRT to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, identify smelters and refiners in the Company's supply chain. Identified smelters and refiners are aggregated and validated against the RMI's Standard Smelter List, and once validated, against the RMI's Responsible Minerals Assurance Process (“RMAP”) to determine compliance status.

The Company reviews responses to the survey for red flags in order to identify areas of potential risk such as incomplete responses, insufficient due diligence or potentially higher risk sourcing based upon criteria internally defined.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Results of the supply chain assessment are reported to the Steering Committee which is responsible for monitoring any actual or potential risks identified in the supply chain and reporting findings to the Company's President and Chief Financial Officer.

The Company has a risk mitigation plan to manage its non-conformant suppliers towards conformity with the Company's Conflict Mineral policy. GSM is responsible for taking appropriate actions up to and including suspension or termination of the Company's relationship with non-conformant suppliers. The Company does not knowingly engage new suppliers who are not in compliance with the Company's Conflict Mineral policy.

The Company supports the RMI's RMAP which audits smelters' and refiners' due diligence activities. The data on which the Company relies for certain statements in this report is obtained through the Company's membership (member "SBDI") in the RMI, using the reasonable country of origin inquiry report for the Company, or based upon the information publicly available on the RMI's website.

The Company's new product introduction process includes a step to ensure information on the presence of 3TG minerals in new products is provided to the Working Group for integration into the Company's due diligence procedures. The Company has also revised its new product specifications to ensure that the use of 3TG is limited solely to the product's functionality.

The Company also integrates new acquisitions into its due diligence processes described herein.

OECD Step 4: Carry Out Independent Third Party Audit of Smelter/Refiner's Due Diligence Practices

The Company supports the RMAP's efforts to audit the due diligence practices of the smelters and refiners, through its active membership in the RMI. The Company utilizes information on the RMI's website (www.responsiblemineralsinitiative.org) to determine which smelters and refiners are RMAP conformant.

OECD Step 5: Report Annually on Supply Chain Due Diligence

This report is the Company’s annual report on its due diligence, is filed along with Form SD with the Securities and Exchange Commission, and is publicly available on the Company’s website (www.stanleyblackanddecker.com/investors) under the Financial Information section.

2.2    Due Diligence Performed

The Company performed the following due diligence for the reporting period:

•Identified suppliers of components and/or raw materials which were most likely to contain 3TG minerals and surveyed those suppliers using a third-party compliance tool that utilizes the latest published CMRT. Those suppliers were engaged through direct electronic communication from the Vice President of GSM.

•Identified suppliers providing 3TG minerals from the DRC or adjoining countries and compiled an aggregate list of smelters and refiners identified by those suppliers.
•Utilized a third-party compliance tool to validate those smelters and refiners against the RMI list.
•Compared those validated smelters and refiners against those identified by the RMI’s RMAP as RMAP conformant or RMAP active and for those that are RMAP conformant, against the RMI's RCOI Data Document to determine country of origin for the 3TG minerals processed by those smelters and refiners.
•Utilized a third-party compliance tool to identify non-responding suppliers and provide reports to GSM for follow-up, including direct phone call(s) from GSM supplier owner and/or Conflict Minerals Working Group member, as well as periodic pulsing calls between GSM and Conflict Minerals Working Group members to update on response status.
•Reported status of due diligence progress, including identification of red flag suppliers, to the Company's Steering Committee and to the Company's President and Chief Financial Officer.
•Supported the RMAP through maintenance of an active membership in the RMI.

3.    Due Diligence Results

The Company received responses from 86% of its suppliers surveyed, representing 95% of the supplier spend surveyed. The Company’s suppliers are generally several tiers away from the origin of and smelters of their raw materials, and are therefore faced with similar challenges in performing their due diligence. In some instances, the information provided by the Company's suppliers is incomplete or not verified, and the Company is therefore unable to verify with certainty the source and chain of custody of all the 3TG minerals in the Company's supply chain.

The Company identified 334 smelters and refiners, as reported by the Company's suppliers, as potentially having processed the 3TG minerals contained in the Company's products for the reporting period. Some of the Company's suppliers responded at a company-level rather than product-level; therefore, there may be more smelters and refiners included in the Company's results than those that actually processed the 3TG minerals contained in the Company's products. The Company has only included in its results those smelters and refiners that have been validated as smelters and refiners appearing on the RMI Standard Smelter List as of May 13, 2022. Other processing facilities were reported in the Company's supply chain; however, are not included in its results, as they have not yet been validated by the RMI. The identified smelters and refiners are further broken out as follows:

Smelters and Refiners	Gold	Tantalum	Tin	Tungsten	Total
Number of RMI validated	171	35	79	49	334
Number of RMAP conformant*	106	35	62	46	249
% RMAP conformant	62%	100%	78%	94%	75%
*Includes 19 smelters and refiners that are active in the RMAP as of May 13, 2022.

The following tables list smelters and refiners identified by the Company's suppliers' survey responses.

Table 1. RMAP Conformant Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers' survey responses that have been validated as conformant according to the RMAP as of May 13, 2022.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	L'Orfebre S.A.	CID002762	Andorra
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Australia
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Austria
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Belgium
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Brazil
Gold	Marsam Metals	CID002606	Brazil
Gold	Asahi Refining Canada Ltd.	CID000924	Canada
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Canada
Gold	Royal Canadian Mint	CID001534	Canada
Gold	Planta Recuperadora de Metales SpA	CID002919	Chile
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	China
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	China
Gold	Jiangxi Copper Co., Ltd.	CID000855	China
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	China
Gold	Shandong Gold Smelting Co., Ltd.	CID001916	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Gold	SAFINA A.S.	CID002290	Czechia
Gold	SAAMP	CID002761	France
Gold	Agosi AG	CID000035	Germany
Gold	Aurubis AG	CID000113	Germany
Gold	C. Hafner GmbH + Co. KG	CID000176	Germany
Gold	Heimerle + Meule GmbH	CID000694	Germany
Gold	Heraeus Germany GmbH Co. KG	CID000711	Germany
Gold	WIELAND Edelmetalle GmbH	CID002778	Germany
Gold	Bangalore Refinery	CID002863	India
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	India
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia
Gold	8853 S.p.A.	CID002763	Italy
Gold	Chimet S.p.A.	CID000233	Italy
Gold	Italpreziosi	CID002765	Italy
Gold	Safimet S.p.A	CID002973	Italy
Gold	T.C.A S.p.A	CID002580	Italy
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan
Gold	Asahi Pretec Corp.	CID000082	Japan
Gold	Asaka Riken Co., Ltd.	CID000090	Japan
Gold	Chugai Mining	CID000264	Japan
Gold	Dowa	CID000401	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	CID003424	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	CID003425	Japan
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Gold	Japan Mint	CID000823	Japan
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan
Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Japan
Gold	Mitsubishi Materials Corporation	CID001188	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan
Gold	Nihon Material Co., Ltd.	CID001259	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Japan
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	Tokuriki Honten Co., Ltd.	CID001938	Japan
Gold	Yamakin Co., Ltd.	CID002100	Japan
Gold	Yokohama Metal Co., Ltd.	CID002129	Japan
Gold	Kazzinc	CID000957	Kazakhstan
Gold	TOO Tau-Ken-Altyn	CID002615	Kazakhstan
Gold	DSC (Do Sung Corporation)	CID000359	Korea, Republic of
Gold	Korea Zinc Co., Ltd.	CID002605	Korea, Republic of
Gold	LS-NIKKO Copper Inc.	CID001078	Korea, Republic of
Gold	LT Metal Ltd.	CID000689	Korea, Republic of
Gold	NH Recytech Company	CID003189	Korea, Republic of
Gold	Samduck Precious Metals	CID001555	Korea, Republic of
Gold	SungEel HiMetal Co., Ltd.	CID002918	Korea, Republic of
Gold	Torecom	CID001955	Korea, Republic of
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Mexico
Gold	REMONDIS PMR B.V.	CID002582	Netherlands
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Philippines
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511	Poland

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore
Gold	Metal Concentrators SA (Pty) Ltd.	CID003575	South Africa
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa
Gold	SEMPSA Joyeria Plateria S.A.	CID001585	Spain
Gold	Boliden AB	CID000157	Sweden
Gold	Argor-Heraeus S.A.	CID000077	Switzerland
Gold	Cendres + Metaux S.A.	CID000189	Switzerland
Gold	Metalor Technologies S.A.	CID001153	Switzerland
Gold	PAMP S.A.	CID001352	Switzerland
Gold	PX Precinox S.A.	CID001498	Switzerland
Gold	Valcambi S.A.	CID002003	Switzerland
Gold	Singway Technology Co., Ltd.	CID002516	Taiwan
Gold	Solar Applied Materials Technology Corp.	CID001761	Taiwan
Gold	Umicore Precious Metals Thailand	CID002314	Thailand
Gold	Istanbul Gold Refinery	CID000814	Turkey
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Turkey
Gold	Al Etihad Gold Refinery DMCC	CID002560	United Arab Emirates
Gold	Emirates Gold DMCC	CID002561	United Arab Emirates
Gold	Advanced Chemical Company	CID000015	United States of America
Gold	Asahi Refining USA Inc.	CID000920	United States of America
Gold	Geib Refining Corporation	CID002459	United States of America
Gold	Kennecott Utah Copper LLC	CID000969	United States of America
Gold	Materion	CID001113	United States of America
Gold	Metalor USA Refining Corporation	CID001157	United States of America
Gold	United Precious Metal Refining, Inc.	CID001993	United States of America
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Uzbekistan
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Uzbekistan
Tantalum	AMG Brasil	CID001076	Brazil
Tantalum	Mineracao Taboca S.A.	CID001175	Brazil
Tantalum	Resind Industria e Comercio Ltda.	CID002707	Brazil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China
Tantalum	F&X Electro-Materials Ltd.	CID000460	China
Tantalum	FIR Metals & Resource Ltd.	CID002505	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	China
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	China
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	China
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CID003583	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CID000616	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	China
Tantalum	NPM Silmet AS	CID001200	Estonia
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany
Tantalum	TANIOBIS GmbH	CID002545	Germany
Tantalum	TANIOBIS Smelting GmbH & Co. KG	CID002550	Germany
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	India
Tantalum	Global Advanced Metals Aizu	CID002558	Japan
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Japan
Tantalum	Taki Chemical Co., Ltd.	CID001869	Japan
Tantalum	TANIOBIS Japan Co., Ltd.	CID002549	Japan

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan
Tantalum	KEMET de Mexico	CID002539	Mexico
Tantalum	Solikamsk Magnesium Works OAO	CID001769	Russian Federation
Tantalum	TANIOBIS Co., Ltd.	CID002544	Thailand
Tantalum	D Block Metals, LLC	CID002504	United States of America
Tantalum	Global Advanced Metals Boyertown	CID002557	United States of America
Tantalum	H.C. Starck Inc.	CID002548	United States of America
Tantalum	QuantumClean	CID001508	United States of America
Tantalum	Telex Metals	CID001891	United States of America
Tin	Metallo Belgium N.V.	CID002773	Belgium
Tin	EM Vinto	CID000438	Bolivia
Tin	Operaciones Metalurgicas S.A.	CID001337	Bolivia
Tin	Estanho de Rondonia S.A.	CID000448	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	CID003582	Brazil
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Brazil
Tin	Mineracao Taboca S.A.	CID001173	Brazil
Tin	Resind Industria e Comercio Ltda.	CID002706	Brazil
Tin	Soft Metais Ltda.	CID001758	Brazil
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Brazil
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	China
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	China
Tin	Ma'anshan Weitai Tin Co., Ltd.	CID003379	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	China
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Babel Surya Alam Lestari	CID001406	Indonesia
Tin	PT Bangka Serumpun	CID003205	Indonesia
Tin	PT Cipta Persada Mulia	CID002696	Indonesia
Tin	PT Menara Cipta Mulia	CID002835	Indonesia
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Prima Timah Utama	CID001458	Indonesia
Tin	PT Rajawali Rimba Perkasa	CID003381	Indonesia
Tin	PT Refined Bangka Tin	CID001460	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Timah Tbk Kundur	CID001477	Indonesia
Tin	PT Timah Tbk Mentok	CID001482	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tin	Dowa	CID000402	Japan
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia
Tin	Minsur	CID001182	Peru
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	Fenix Metals	CID000468	Poland
Tin	Novosibirsk Tin Combine	CID001305	Russian Federation
Tin	Luna Smelter, Ltd.	CID003387	Rwanda

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tin	CRM Synergies	CID003524	Spain
Tin	Metallo Spain S.L.U.	CID002774	Spain
Tin	Rui Da Hung	CID001539	Taiwan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	Thaisarco	CID001898	Thailand
Tin	Alpha	CID000292	United States of America
Tin	Metallic Resources, Inc.	CID001142	United States of America
Tin	Tin Technology & Refining	CID003325	United States of America
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	CID002834	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Austria
Tungsten	ACL Metais Eireli	CID002833	Brazil
Tungsten	Cronimet Brasil Ltda	CID003468	Brazil
Tungsten	China Molybdenum Tungsten Co., Ltd.	CID002641	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CID003401	China
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CID003609	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	China
Tungsten	Hubei Green Tungsten Co., Ltd.	CID003417	China
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CID002513	China
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	China
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	CID002542	Germany
Tungsten	A.L.M.T. Corp.	CID000004	Japan
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan
Tungsten	KGETS Co., Ltd.	CID003388	Korea, Republic of
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	Philippines
Tungsten	Hydrometallurg, JSC	CID002649	Russian Federation
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	CID003408	Russian Federation
Tungsten	Moliren Ltd.	CID002845	Russian Federation
Tungsten	Unecha Refractory metals plant	CID002724	Russian Federation
Tungsten	Lianyou Metals Co., Ltd.	CID003407	Taiwan
Tungsten	Global Tungsten & Powders Corp.	CID000568	United States of America
Tungsten	Kennametal Fallon	CID000966	United States of America
Tungsten	Kennametal Huntsville	CID000105	United States of America
Tungsten	Niagara Refining LLC	CID002589	United States of America
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Vietnam
Tungsten	Masan High-Tech Materials	CID002543	Vietnam

The Company requested both country of origin information and mine or location of origin information from its suppliers for purposes of determining the source and chain of custody of the 3TG minerals in the Company's supply chain. The Company relied on country of origin information provided by its suppliers (if known), as well as by the RMI's RMAP and RCOI Data Document. Some of the Company's suppliers provided mine or location of origin information, but many were unable to obtain such information for their 3TG minerals.

RMAP conformant gold smelters and refiners included in Table 1 have disclosed mineral sources as originating from recycled and scrap sources and/or from the following countries: Algeria, Andorra, Antigua and Barbuda, Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belarus, Belgium, Benin, Bolivia, Botswana, Brazil, Bulgaria, Burkina Faso, Canada, Cayman Islands, Chile, China, Colombia, Cote d'Ivoire, Croatia, Cuba, Curacao, Cyprus, Czechia, Denmark, Dominica, Dominican Republic, DRC and adjoining countries, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Greece, Grenada, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Jamaica, Japan, Jordan, Kazakhstan, Kenya, Kyrgyzstan, Laos, Latvia, Liechtenstein, Lithuania, Luxembourg, Macau, Malaysia, Mali, Malta, Mauritania, Mexico, Monaco, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Norway, Oman, Pakistan, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Republic of Korea, Romania, Russian Federation, Saint Kitts and Nevis, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Sint Maarten, Slovakia, Slovenia, South Africa, Spain, St Vincent and Grenadines, Sudan, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Thailand, Trinidad and Tobago, Turkey, Turks and Caicos, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Venezuela, Vietnam and Zimbabwe. Mineral sources are disclosed for all of the RMAP conformant gold smelters and refiners as of March 25, 2022.

RMAP conformant tantalum, tin and tungsten smelters and refiners included in Table 1 have disclosed mineral sources as originating from recycled and scrap sources and/or from the following countries: Argentina, Australia, Austria, Bangladesh, Belarus, Belgium, Benin, Bolivia, Brazil, Bulgaria, Canada, Chile, China, Colombia, Croatia, Cyprus, Czechia, Denmark, DRC and adjoining countries, Egypt, El Salvador, Estonia, Ethiopia, Finland, France, Gabon, Germany, Ghana, Greece, Guernsey, Guinea, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Kyrgyzstan, Laos, Latvia, Lebanon, Libya, Lithuania, Luxembourg, Madagascar, Malaysia, Malta, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Nigeria, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Puerto Rico, Qatar, Republic of Korea, Romania, Russian Federation, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, Spain, Sudan, Sweden, Switzerland, Taiwan, Thailand, Togo, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Venezuela, Vietnam, Virgin Islands, Yemen and Zimbabwe. Twenty two of these smelters and refiners have disclosed mineral sources as originating from the DRC and adjoining countries.

Based on this country of origin information, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries.

Table 2. RMAP Participating Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers' survey responses that have agreed to participate in the RMAP but have not yet completed the program as of May 13, 2022.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	C.I Metales Procesados Industriales SAS	CID003421	Colombia
Gold	Sancus ZFS (L’Orfebre, SA)	CID003529	Colombia
Gold	WEEEREFINING	CID003615	France
Gold	Augmont Enterprises Private Limited	CID003461	India
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	CID002852	India
Gold	Abington Reldan Metals, LLC	CID002708	United States of America
Gold	Alexy Metals	CID003500	United States of America
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	CID003486	Brazil
Tin	Super Ligas	CID002756	Brazil
Tin	CV Venus Inti Perkasa	CID002455	Indonesia
Tin	PT Aries Kencana Sejahtera	CID000309	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT Mitra Sukses Globalindo	CID003449	Indonesia
Tin	PT Sukses Inti Makmur	CID002816	Indonesia
Tin	PT Timah Nusantara	CID001486	Indonesia
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	CID003427	Brazil
Tungsten	NPP Tyazhmetprom LLC	CID003416	Russian Federation
Tungsten	OOO “Technolom” 1	CID003614	Russian Federation
Tungsten	OOO “Technolom” 2	CID003612	Russian Federation

Mineral sources for RMAP participating smelters and refiners are not available.

Table 3. Smelters and Refiners with No Known RMAP Participation
The following table lists smelters and refiners identified by the Company's suppliers' survey responses that have not been validated as conformant according to the RMAP as of May 13, 2022.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Industrial Refining Company	CID002587	Belgium
Gold	Value Trading	CID003617	Belgium
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	China
Gold	Guangdong Jinding Gold Limited	CID002312	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	China
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CID000773	China
Gold	Lingbao Gold Co., Ltd.	CID001056	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	China
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	China
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522	China
Gold	Shandong Humon Smelting Co., Ltd.	CID002525	China
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CID002527	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	China
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	China
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867	Germany
Gold	Gold Coast Refinery	CID003186	Ghana
Gold	CGR Metalloys Pvt Ltd.	CID003382	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	CID003487	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	CID003488	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	CID003489	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	CID003490	India
Gold	JALAN & Company	CID002893	India
Gold	Kundan Care Products Ltd.	CID003463	India
Gold	MD Overseas	CID003548	India

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Sai Refinery	CID002853	India
Gold	Shirpur Gold Refinery Ltd.	CID002588	India
Gold	Sovereign Metals	CID003383	India
Gold	Kazakhmys Smelting LLC	CID000956	Kazakhstan
Gold	HwaSeong CJ CO., LTD.	CID000778	Korea, Republic of
Gold	Samwon Metals Corp.	CID001562	Korea, Republic of
Gold	Kyrgyzaltyn JSC	CID001029	Kyrgyzstan
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153	Lithuania
Gold	Modeltech Sdn Bhd	CID002857	Malaysia
Gold	Sellem Industries Ltd.	CID003540	Mauritania
Gold	Caridad	CID000180	Mexico
Gold	Morris and Watson	CID002282	New Zealand
Gold	K.A. Rasmussen	CID003497	Norway
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Russian Federation
Gold	JSC Novosibirsk Refinery	CID000493	Russian Federation
Gold	JSC Uralelectromed	CID000929	Russian Federation
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865	Russian Federation
Gold	Moscow Special Alloys Processing Plant	CID001204	Russian Federation
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Russian Federation
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Russian Federation
Gold	L'azurde Company For Jewelry	CID001032	Saudi Arabia
Gold	AU Traders and Refiners	CID002850	South Africa
Gold	Sudan Gold Refinery	CID002567	Sudan
Gold	Super Dragon Technology Co., Ltd.	CID001810	Taiwan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Turkey
Gold	African Gold Refinery	CID003185	Uganda
Gold	Dijllah Gold Refinery FZC	CID003348	United Arab Emirates
Gold	Fujairah Gold FZC	CID002584	United Arab Emirates
Gold	International Precious Metal Refiners	CID002562	United Arab Emirates
Gold	Kaloti Precious Metals	CID002563	United Arab Emirates
Gold	Metallix Refining Inc.	CID003557	United States of America
Gold	Pease & Curren	CID002872	United States of America
Gold	QG Refining, LLC	CID003324	United States of America
Gold	Sabin Metal Corp.	CID001546	United States of America
Gold	Fidelity Printers and Refiners Ltd.	CID002515	Zimbabwe
Tin	Melt Metais e Ligas S.A.	CID002500	Brazil
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CID003356	China
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CID003410	China
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397	China
Tin	Precious Minerals and Smelting Limited	CID003409	India
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia
Tin	PT Panca Mega Persada	CID001457	Indonesia
Tin	PT Tirus Putra Mandiri	CID002478	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia
Tin	Modeltech Sdn Bhd	CID002858	Malaysia
Tin	Pongpipat Company Limited	CID003208	Myanmar
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Vietnam
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Vietnam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Vietnam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Vietnam
Tin	VQB Mineral and Trading Group JSC	CID002015	Vietnam
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CID000281	China

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	China
Tungsten	Artek LLC	CID003553	Russian Federation

4.    Steps to be Taken to Mitigate Risk

The Company intends to take the following steps to mitigate the risk that 3TG minerals contained in the Company’s products could benefit armed groups in the DRC or adjoining countries:

•Continue to encourage the Company's suppliers to improve response rates and the content of responses, including names, country of origin and mine or location of origin. Continue to use and encourage the Company's suppliers to use the Conflict Minerals Resources Center and other publicly available tools from the RMI. Engage suppliers to request their smelters and refiners participate in the RMAP or other independent third party audit programs.
•Continue to provide non-validated processing facilities to the RMI for validation and potential participation in the RMAP.
•Continue to support the RMI’s efforts to support the responsible sourcing of minerals.
•Encourage the Company's suppliers to consider alternative sources for the 3TG minerals.
•Continue to integrate Conflict Minerals contractual language in the Company’s new or renewed supplier contracts.
•Determine an appropriate course of action which may include, but is not limited to, the suspension or termination of the Company's relationship with a non-conformant supplier.
•Avoid engaging with new suppliers who are not in compliance with the Company's Conflict Mineral policy.

The Company recognizes that due diligence is a dynamic process and requires on-going risk monitoring. After implementing these risk mitigation strategies, the Company will reassess the effectiveness of its risk management plan, and may adapt further strategies or refine existing strategies to ensure effective risk mitigation. Furthermore, MTD and Excel, as well as future acquisitions, will be integrated into the Company's due diligence processes.